Exhibit 10.23

ALLISON TRANSMISSION HOLDINGS, INC.

Non-Employee Director Deferred Compensation Plan

1. General. The Non-Employee Director Deferred Compensation Plan (the “Plan”), as set forth herein, has been adopted under the Allison Transmission Holdings, Inc. 2011 Equity Incentive Award Plan (the “Equity Plan”) by the Board of Directors (the “Board”) of Allison Transmission Holdings, Inc. (the “Company”). The purpose of the Plan is to promote the success and enhance the value of the Company by linking the personal interests of the members of the Board to those of Company stockholders and by providing such members with an incentive for outstanding performance to generate superior returns to Company stockholders. Capitalized but undefined terms used herein shall have the meanings provided for in the Equity Plan.

2. Administration. The Plan will be administered by the Administrator subject to the provisions of the Equity Plan and the Company’s Non-Employee Director Compensation Policy as in effect from time to time (the “Director Compensation Policy”) and subject to applicable law. The Administrator will have full power and authority to supervise the administration and interpret the provisions of the Plan and to authorize and supervise any crediting of Deferred Stock or issuance or payment of Common Stock hereunder. Any determination or action of the Administrator in connection with the interpretation or administration of the Plan will be final, conclusive and binding on all parties. The Administrator (and each member thereof) will not be liable for any determination made, or any decision or action taken, with respect to the Plan.

3. Eligibility. Each member of the Board who is eligible to receive compensation under the Director Compensation Policy (each a “Non-Employee Director”) shall be eligible to receive Deferred Stock in accordance with the Plan. Each such eligible Non-Employee Director who elects to participate in the Plan will be referred to herein as a “Participant.”

4. Non-Employee Director Compensation Generally. The amount and kind of compensation paid to each Participant for services as a Non-Employee Director (the “Director Compensation”) and the amount and kind of compensation eligible for a deferral election will be determined from time to time in accordance with the Director Compensation Policy, as such policy may be amended by the Board from time to time. In the event of any conflict between the terms of this Plan and the Director Compensation Policy, the terms of the Director Compensation Policy shall control except to the extent otherwise required to comply with Section 409A of the Code. Notwithstanding any provision of the Plan to the contrary, a Non-Employee Director shall be permitted to make a Deferral Election with respect to Director Compensation only to the extent permitted by the Director Compensation Policy.

5.	Deferral Elections.

(a) To the extent permitted by the Director Compensation Policy or as otherwise permitted by the Board, a Non-Employee Director may make an irrevocable deferral election (a “Deferral Election”) to defer payment of all or a portion of his or her Director Compensation in accordance with the terms of the Plan.

(b) In order to make a Deferral Election pursuant to Section 5(a) of the Plan, a Non-Employee Director must deliver to the Company a written notice in a form prescribed by the Company (the “Deferral Election Form”) setting forth and clearly identifying the Director Compensation subject to the Deferral Election and the percentage of such Director Compensation that the Non-Employee Director elects to be deferred and paid in Deferred Stock in accordance with the Plan.

(c) The Deferral Election Form must be delivered no later than (and shall be irrevocable as of) the last business day of the calendar year prior to the year for which such Director Compensation is to be paid (the “Service Year”) and will be effective with respect to Director Compensation earned for such Service Year, provided that an eligible Director who is initially elected to the Board may deliver the Deferral Election Form within 30 days of the date on which such Director becomes a Director, and such Deferral Election Form will be irrevocable as of the close of business on the date it is delivered and will be effective with respect to Director Compensation earned after the date it is delivered for the remainder of the Service Year in which such Director becomes a Director.1

[1]	Note: In order for Director Compensation for newly-elected Directors to be deferred under Section 409A, a Deferral Election Form must be submitted before such person begins service as a Director. If the Deferral Election Form is delivered after the commencement of service as a Director, all Director Compensation for the period before the form is delivered must be paid currently. Because the Director Compensation Policy generally provides for payments to be made up front in a lump sum, elections for first year deferrals generally will need to be made prior to commencement of service.

(d) For purposes of the Plan, the “Deferred Payment Date” means the earlier of (i) the Participant’s Separation from Service on the Board within the meaning of Treasury Regulation Section 1.409A-1(h) (a “Separation from Service”) or (ii) a Change in Control. For the avoidance of doubt, an event or transaction shall only constitute a Change in Control for purposes of this Plan if the event or transaction also constitutes a “change in control event,” as defined in Treasury Regulation §1.409A-3(i)(5).

(e) Notwithstanding the foregoing, a Participant may revoke or modify a Deferral Election, subject to proof of an “unforeseeable emergency” (within the meaning of Treasury Regulation 1.409A-3(i)(3)), as determined by the Administrator, and any other limitations and restrictions as the Administrator may prescribe in its sole discretion, by delivering a revised Deferral Election Form, which must be approved by the Administrator. If a Participant is allowed to discontinue a deferral election during a calendar year, he or she will not be permitted to elect a new deferral until the next calendar year.

6.	Deferred Stock Accounts.

(a) If a Participant elects to receive Deferred Stock under Section 5 of the Plan, notional shares of Deferred Stock will be credited to a bookkeeping account in the Participant’s name as of the day the Director Compensation to which the Deferred Stock relates would have been paid. The number of notional shares of Deferred Stock credited to a Participant’s account will be as determined by the Director Compensation Policy and such notional shares of Deferred Stock may be subject to vesting and forfeiture as provided in the Director Compensation Policy. Each notional share in a Participant’s bookkeeping account (“Deferred Stock”) shall represent the right to receive one share of Common Stock, or an equivalent amount of cash, at such time as is provided in Section 7 below.

(b) Participants shall be entitled to Dividend Equivalents with respect to each notional share in the Participant’s Deferred Stock account, such that a Participant’s account will be credited as of the last day of each calendar month with that number of additional notional shares of Deferred Stock equal to the amount of cash dividends paid by the Company during that month on the number of shares of Common Stock equivalent to the number of shares of Deferred Stock in the Participant’s account from time to time during such month divided by the Fair Market Value of one share of Common Stock on the last business day of such calendar month. Such Dividend Equivalents, which will likewise be credited with Dividend Equivalents, will be deferred until the Deferred Payment Date and shall be subject to the same vesting and forfeiture conditions, if any, as applied to the Deferred Stock in respect of which such Dividend Equivalents were credited.

(c) Subject to Section 7(c) of the Plan, Deferred Stock will be subject to a deferral period beginning on the date of crediting to the Participant’s account and ending upon the Deferred Payment Date. Unless otherwise provided by the Administrator, during such deferral period the Participant will have no rights as a Company stockholder with respect to his or her Deferred Stock.

7.	Delivery of Shares or Payment.

(a) Subject to Section 7(c) of the Plan, the number of vested shares in a Participant’s Deferred Stock account as of the Deferred Payment Date will be delivered on or as soon as practicable, but in no event more than 60 days after, the Deferred Payment Date. The Company will make delivery of certificates representing the shares of Common Stock which a Participant is entitled to receive in accordance with the terms of the Plan and the Director Compensation Policy.

(b) Notwithstanding Section 7(a) above, at the Company’s option and discretion, in lieu of delivering Common Stock, the Company may pay the Participant an amount of cash (at the time set forth in Section 7(a)) equal to the Fair Market Value of one share of Common Stock as of the day prior to the applicable date of payment, multiplied by the number of notional shares in the Participant’s Deferred Stock account, or a portion thereof, as determined by the Administrator. Any portion of a Participant’s Deferred Stock account not settled in cash shall be settled as provided in Section 7(a).

(c) Notwithstanding anything to the contrary in this Plan, if at the time of a Director’s Separation from Service, such Director is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), as reasonably determined by the Company in accordance with Section 409A of the Code, and the deferral of the commencement of any distributions otherwise payable hereunder as a result of such Separation from Service is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer any such distributions hereunder (without any reduction in the amounts ultimately distributed or provided to the Director) until the date that is at least six months following the

Director’s Separation from Service with the Company (or the earliest date permitted under Section 409A of the Code), whereupon the Company will distribute to the Director a lump-sum amount equal to the cumulative amounts that would have otherwise been previously distributed to the Director under this Plan during the period in which such distributions were deferred.

8.	Amendment or Termination.

(a) The Company may at any time amend the Plan, provided that to the extent necessary and desirable to comply with any applicable law, regulation or stock exchange rule, the Company will obtain stockholder approval of any Plan amendment in such a manner and to such a degree as required. The Company may terminate the Plan at any time and, in connection with any such termination, may deliver to each Participant the shares of Common Stock credited to his account (or cash), subject to and in accordance with the requirements of Treasury Regulation Section 1.409A-3(j)(4)(ix) (or any successor provision thereto). An amendment or termination of the Plan will not adversely affect the right of a Participant to receive Common Stock issuable or cash payable at the effective date of the amendment or termination.

(b) The Plan is intended to meet the requirements of Section 409A of the Code and will be interpreted and construed in accordance with Section 409A of the Code and Department of Treasury Regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the effective date of this Plan. Notwithstanding any provision of the Plan or the Director Compensation Policy to the contrary, in the event that following the effective date of this Plan the Administrator determines that any provision of the Plan could otherwise cause any person to be subject to the penalty taxes imposed under Section 409A of the Code, the Administrator may adopt such amendments to the Plan or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to comply with the requirements of Section 409A of the Code and related Department of Treasury guidance and thereby avoid the application of any penalty taxes under such Section.

9.	Miscellaneous.

(a) The rights, benefits or interests a Participant may have under this Plan are not assignable or transferable and will not be subject in any manner to alienation, sale or any encumbrances, liens, levies, attachments, pledges or charges of the Participant or his or her creditors.

(b) To the extent that the application of any formula described in the Director Compensation Policy does not result in a whole number of shares of Common Stock, the result will be rounded down to the next whole number.

(c) The Plan has been adopted under the Equity Plan and shall be subject to all of the terms and conditions of the Equity Plan (and/or such successor plan, as determined by the Administrator).

(d) The adoption and maintenance of this Plan will not be deemed to be a contract between the Company and a Participant to retain his or her position as a Director.

*    *    *    *    *